SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2003

Vie Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11747	22-6650372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, New York, NY		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 575-8200

1835 Market Street, Suite 420

Philadelphia, PA 19103

(215) 789-3300

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Items

Corporate Headquarters Relocation

Effective as of October 1, 2003, Vie Financial Group, Inc. moved its corporate headquarters and its operations to offices in the Grace Building, 1114 Avenue of the Americas, 22nd Floor, New York, New York 10036. These offices have been occupied by Vie since June 2002. The Company’s prior headquarters at 1835 Market Street, Suite 420 Philadelphia, Pennsylvania 19103 remains under lease while Vie seeks a party to sublease the space.

Issuance of Series H Convertible Preferred Stock

On September 30, 2003, Vie entered into an agreement to issue shares of its Series H Convertible Preferred Stock (“Series H Preferred”) for an aggregate of $3.5 million to SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP and SOFTBANK Capital LP, each a Delaware limited partnership (each, a “Purchaser” and, collectively, “SOFTBANK”). The Purchasers are investors in entities that own or control a majority of the Company’s outstanding common stock. Directors designated by the Purchasers, these entities or their affiliates recused themselves from consideration of the transaction. The terms of the transaction were approved by a special committee of disinterested directors.

In accordance with the securities purchase agreement, Vie issued 35,000 shares of Series H Preferred at a purchase price of $3.5 million to SOFTBANK. Each share of the Series H Preferred is convertible at the election of Vie at any time into a number of shares of common stock as is determined by dividing the Series H Preferred purchase price ($100) by the conversion price, which is initially $.005329 per share. Upon conversion of all of the shares of Series H Preferred, Vie will be required to issue a minimum of 656,783,637 shares of common stock. In the event that Vie does not elect to convert the Series H Preferred within one year, the Purchasers shall have the right to convert on the same terms as Vie at any time thereafter.

The conversion price for the Series H Preferred is subject to anti-dilution adjustment in the event of stock dividends, stock splits and combinations, and to full anti-dilution adjustment with respect to any equity issuance for consideration per share less than the Series H Preferred conversion price in effect on the date of such issue.

The holders of Series H Preferred are entitled to cumulative cash dividends at an annual rate of 8%, except that in the event that Vie makes the necessary filings by October 30, 2003 to effect a reverse stock split sufficient to allow for conversion of all of the Series H Preferred into shares of common stock, then no dividends will accrue for six months after the closing date. Vie has committed to use its best efforts to cause its certificate of incorporation to be amended promptly to permit the Series H Preferred to convert into shares of Vie’s common stock.

Each share of the Series H Preferred stock carries a number of votes equal to the number of common shares then issuable upon conversion into common stock. Additionally, the Purchasers have pre-emptive rights to participate in all future issuances of equity securities at the same price and on the same terms and conditions as the Company offers to other investors.

In the event of any liquidation, dissolution or winding up of the Company, each of the holders of Series H Preferred will be entitled to an amount equal to the sum of five times the Series H Preferred stock purchase price and the accrued dividends. In the event the Company does not have a sufficient number of authorized shares available to permit conversion of all of the Series H Preferred five business days following its next annual stockholders’ meeting, but in no event later than September 15, 2004, then the Series H Preferred will become participating preferred and the holders of Series H Preferred will be entitled to receive the liquidation amount described above and any remaining assets will be distributed pro rata among the holders of the common stock and the holders of Series H Preferred on an as-converted basis.

Also in connection with the transaction, Vie has granted two demand registration rights with respect to the resale of the common shares issuable upon conversion of the Series H Preferred.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Not Applicable
(b)	Not Applicable
(c)	Exhibits

Exhibit No.	Description

4.1	Certificate of Designations of Series H Convertible Preferred Stock of Vie Financial Group, Inc.

10.1	Series H Preferred Stock Purchase Agreement by and among Vie Financial Group and SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP.

10.2	Series H Registration Rights Agreement by and among Vie Financial Group, Inc. and SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 3, 2003

Vie Financial Group, Inc.

By:	/S/ JAMES S. PAK
	Name:	James S. Pak
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Designations of Series H Convertible Preferred Stock of Vie Financial Group, Inc.

10.1	Series H Preferred Stock Purchase Agreement by and among Vie Financial Group and SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP.

10.2	Series H Registration Rights Agreement by and among Vie Financial Group, Inc. and SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP.